Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-135018

PROSPECTUS SUPPLEMENT NO. 21

DATED June 29, 2007

(To Prospectus Dated June 22, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

2,470,500 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 22, 2006, of Accentia Biopharmaceuticals, Inc. (the “Company”) as supplemented by Supplement No. 20 thereto dated June 14, 2007, Supplement No. 19 thereto dated May 15, 2007, Supplement No. 18 thereto dated April 19, 2007, Supplement No. 17 thereto dated March 28, 2007, Supplement No. 16 thereto dated March 2, 2007, Supplement No. 15 thereto dated February 14, 2007*, Supplement No. 14 thereto dated January 29, 2007, Supplement No. 13 thereto dated January 19, 2007, Supplement No. 12 thereto dated December 29, 2006, Supplement No. 11 thereto dated December 14, 2006, Supplement No. 10 thereto dated November 15, 2006, Supplement No. 9 thereto dated November 6, 2006, Supplement No. 8 thereto dated November 3, 2006, Supplement No. 7 thereto dated October 20, 2006, Supplement No. 6 thereto dated October 2, 2006, Supplement No. 5 thereto dated September 26, 2006, Supplement No. 4 thereto dated September 12, 2006, Supplement No. 3 thereto dated August 29, 2006, Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 thereto. The Prospectus relates to the public sale, from time to time, of up to 2,470,500 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20.

This prospectus supplement includes the attached Form 8-K dated June 29, 2007 as filed by us with the Securities and Exchange Commission.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 22, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2007.

*	The prospectus supplement dated February 14, 2007 was misnumbered and should have been prospectus supplement no. 15.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2007

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-1310094	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 5.02.	Election of Directors.

On June 25, 2007, William Poole formally accepted election to the board as a new director of the Company. Mr. Poole was elected to serve as a Class III director of the Company, and will be required to stand for re-election at the next annual meeting of shareholders.

William S. Poole, age 60, began serving as a member of our Board of Directors on June 25, 2007. He has extensive experience in the biopharmaceutical and medical device industries for over thirty years. Since 2003, Mr. Poole has acted as a private consultant, in which position he provides advisory services regarding overall company strategies and tactical planning to Senior Management of a number of companies with regards to all aspects of their business. Mr. Poole also serves as a member of the board of directors for BioDelivery Sciences International, Inc. From 1972 to early 1996, Mr. Poole worked for Lederle Laboratories, a Division of American Cyanamid Company. During his 24-year career at Cyanamid, Mr. Poole held positions of increasing responsibility and held the position of World-Wide Division President of the Medical Device Division when Wyeth acquired Cyanamid in 1995. He later served as President, North American Pharmaceuticals, of Novo Nordisk Pharmaceuticals, and also as President of Biovail Pharmaceuticals. In both of these companies, Mr. Poole was instrumental in aggressively growing revenue, building a solid management team and dramatically improving profitability. As President of these firms, Mr. Poole had total P&L responsibility and directly oversaw vice presidents in charge of manufacturing, research & development, sales, legal, marketing, finance, regulatory and human resources functions.

Item 7.01.	Regulation FD Disclosure.

The following information is being furnished under Item 7.01 of Form 8-K:

(a)	Press release, dated June 29, 2007, by Accentia Biopharmaceuticals, Inc. announcing that Williams S. Poole has been appointed to the Company’s Board of Directors. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

(b)	Press release, dated June 28, 2007, by Accentia Biopharmaceuticals, Inc. announcing favorable interim blinded data on SinuNase in its Fast-Tracked pivotal Phase 3Clinical Trial for chronic sinusitis. A copy of this press release is attached Exhibit 99.2 to this Form 8-K.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

a.	Not applicable

b.	Not applicable

c.	Not applicable

d.	See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
General Counsel

Date: June 29, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 29, 2007 titled: “Accentia Biopharmaceuticals Appoints Pharmaceutical and Medical Device Veteran to Board of Directors”
99.2	Press release dated June 28, 2007 titled: “Accentia Biopharmaceuticals Announcing Favorable Interim Blinded Data on SinuNase in Its Fast-Tracked Pivotal Phase 3 Clinical Trial for Chronic Sinusitis”.

Accentia Biopharmaceuticals Appoints Pharmaceutical and

Medical Device Veteran to Board of Directors

TAMPA, FL – June 29, 2007 – Accentia Biopharmaceuticals, Inc, (NASDAQ:ABPI) appointed William S. Poole to serve as a member of the Company’s Board of Directors. Mr. Poole will serve as a Class III Director requiring re-election at the next annual meeting of stockholders and will bring the number of Board members to eight.

Mr. Poole’s career includes over thirty years of experience in the biopharmaceutical and medical device industries. Since 2003, Mr. Poole has acted as a private consultant providing advisory services regarding overall company strategies and tactical planning to senior management of a number of companies with regards to all aspects of their business. From 1972 to early 1996, Mr. Poole worked for Lederle Laboratories, a Division of American Cyanamid Company. During his 24-year career at Cyanamid, Mr. Poole held positions of increasing responsibility, including the position of World-Wide Division President of the Medical Device Division when Wyeth acquired Cyanamid in 1995. He later served as President, North American Pharmaceuticals, of Novo Nordisk Pharmaceuticals, and also as President of Biovail Pharmaceuticals. In both companies, Mr. Poole was instrumental in aggressively growing revenue, building a solid management team and dramatically improving profitability. As President of these firms, Mr. Poole had total P&L responsibility and directly oversaw vice presidents in charge of manufacturing, research & development, sales, legal, marketing, finance, regulatory and human resources functions. Mr. Poole serves as a member of the board of directors for BioDelivery Sciences International, Inc., a publicly traded biotech company.

“Mr. Poole will be a great asset to our Company and we look forward to his involvement in Accentia,” commented Dr. Frank E. O’Donnell Jr., Chairman and Chief Executive Officer of Accentia. “Mr. Poole’s experience in the industry will be utilized as the we move forward with late stage clinical trials for its specialty products targeting Chronic Sinusitis, Non-Hodgkins Lymphoma and Multiple Sclerosis, while continuing our commercialization activities in our specialty pharmaceuticals business.”

About Accentia Biopharmaceuticals

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase(TM), a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID(TM) and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM) SinuNase(TM), BiovaxID(TM), AutovaxID(TM), CRSFungal Profile(TM) and any other statements relating to products, product candidates, product development programs the FDA or clinical study process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, Ph.D., 813-864-2554-Extension 277

sbonitz@accentia.net

or

The Investor Relations Group, New York

Investors:

Adam S. Holdsworth, 212-825-3210

or

Media:

Janet Vasquez, 212-825-3210

Accentia Biopharmaceuticals Announces Favorable Interim Blinded

Data on SinuNase in Its Fast-Tracked Pivotal Phase 3 Clinical Trial for

Chronic Sinusitis

Interim Data Shows Substantial Percentage of Patients Are Experiencing

Resolution of Symptoms and Reduction in Polyps

TAMPA, FL—June 28, 2007—Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) announced on Wednesday, June 27 at the Jefferies Healthcare Conference that its interim analysis of the blinded data on the first fifty patients in the Fast-Tracked Phase 3 clinical study of SinuNase™, at 8 weeks post-randomization, has demonstrated substantial improvement in resolution of one or both of the cardinal symptoms of chronic sinusitis, and substantial improvement in intranasal polyposis. Resolution of both cardinal symptoms at the end of 16 weeks is the primary endpoint of the ongoing Phase 3 study. Based on this interim blinded data, approximately 42% of patients randomized reported resolution of one or both cardinal symptoms. In addition, approximately 47% of patients were evaluated as having improved endoscopy scores. It should be noted, prior to randomization, potential trial participants were required to irrigate with saline twice daily for two weeks and only those who showed no placebo effect were randomized. The randomization between SinuNase and placebo control is 1:1, meaning that 50% of the patients in the blinded interim analysis should be on SinuNase, and 50% on placebo control.

“The data reported is very encouraging,” said Dr. Frank E. O’Donnell Jr., Chairman and Chief Executive Officer of Accentia Biopharmaceuticals. “While we cannot determine which patients are receiving SinuNase and which are receiving placebo control until the study is completed and unblinded, the fact that there are resolution of symptoms and improvement in endoscopy in a substantial percentage of patients suggests to me that we are on track to reach our anticipated outcome for SinuNase in the Phase 3 study. It seems unlikely to me that patients receiving placebo would have a substantial improvement in polyps. In fact, in patients who experienced no resolution of symptoms, the endoscopy scores improved by just 2%. In patients who reported complete resolution of one cardinal symptom there was an average improvement in endoscopy scores of 12%. In patients who reported resolution of both cardinal symptoms there was an average improvement in endoscopy scores of 23%.”

The clinical trial has reached approximately 80% enrollment and the Company believes it will finish enrollment of the 300 patients required for randomization during the summer. Unblinded top-line results for all patients are expected to be available before the end of the year.

Members of the investment community, the media, and other interested parties can access the PowerPoint presentation and an audio webcast by visiting Accentia’s homepage at www.accentia.net, or for audio only, http://www.wsw.com/webcast/jeff18/abpi. The PowerPoint presentation and audio will be available and archived on Accentia’s website for 90 days.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase(TM), a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID(TM) and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM) SinuNase(TM), BiovaxID(TM), AutovaxID(TM), CRSFungal Profile(TM) and any other statements relating to products, product candidates, product development programs the FDA or clinical study process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, Ph.D.; 813-864-2554-Extension 277

sbonitz@accentia.net

Investors:

The Investor Relations Group, New York

Adam S. Holdsworth, 212-825-3210

aholdsworth@investorrelationsgroup.com

or

Media:

Janet Vasquez, 212-825-3210

jvasqyez@investorrelationsgroup.com